SPECIAL POWER OF ATTORNEY

THE STATE OF CALIFORNIA

COUNTY OF SANTA CLARA

KNOW ALL MEN BY THESE PRESENTS:

THAT I, Chuck Robel of, California USA, do hereby appoint each of Eric Brown, Clarence B. Brown III and Charles Deaton, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file Forms 3, 4 and 5 relating to McAfee, Inc. with the
Securities and Exchange Commission.

This instrument is to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS WHEREOF, I hereunto set my hand this 16th day of June, 2006.


/s/ Chuck Robel